Exhibit 10.3

Execution Version

FIRST AMENDMENT
TO
MASTER FORMATION AND

EQUITY INTEREST PURCHASE AGREEMENT

FIRST AMENDMENT TO MASTER FORMATION AND EQUITY INTEREST PURCHASE AGREEMENT, dated as of April 1, 2008 (“First Amendment”), by and among Sempra Energy, a California corporation (“Sempra Energy”), Sempra Global, a California corporation and wholly-owned subsidiary of Sempra Energy (“Sempra Global”), Sempra Energy Trading International, B.V., a company formed under the laws of the Netherlands (“SETI” and, together with Sempra Global, the “Sempra Partners”, and the Sempra Partners, together with Sempra Energy, the “Sempra Parties”) and The Royal Bank of Scotland plc, a public limited company incorporated in Scotland (“RBS”).   The Sempra Parties and RBS may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Parties have entered into a Master Formation and Equity Interest Purchase Agreement, dated as of July 9, 2007, (the “Formation Agreement”), providing, among other things, for the formation of RBS Sempra Commodities LLP (the “Partnership”) and for the acquisition by the Partnership of the entities listed on Schedule 1 to the Formation Agreement (the “SET Companies”); and

WHEREAS, each of the Parties desires to amend and supplement the Formation Agreement in certain respects as described in this First Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged), the Parties hereto agree as follows:

1.

Definitions.  Except as otherwise indicated herein, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Formation Agreement.

2.

Closing Date.  The parties hereby agree, pursuant to Section 2.4 of the Formation Agreement, that so long as each of the conditions precedent set forth in Articles V and VI has been satisfied or waived on or before April 1, 2008 (other than conditions relating to deliveries of documentation at Closing; provided that all conditions are also satisfied or waived at Closing), the Closing Date will be April 1, 2008.

3.

Amendment of Section 1.1.

a.

The definition of “Closing Balance Sheet” in Section 1.1 of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“‘Closing Balance Sheet’ – a consolidated and combined balance sheet of the SET Companies as of the Closing Date estimated based on the balance sheets of the SET Companies as of the last day of the most recently completed month and other available data regarding the then current month and prepared by Sempra Energy in accordance with GAAP and on a basis consistent with the GAAP conventions used for the preparation of the Reference Balance Sheet (including identification on the Closing Balance Sheet of an estimate of the Closing Book Value and the Closing Intercompany Debt), except that the Agreed Adjustments shall be made thereon and the estimated Accrued Compensation as of the Closing Date shall be reflected thereon.”

b.

Section 1.1 of the Formation Agreement is hereby amended and supplemented to insert the following definitions in their respective positions alphabetically with the other definitions in that Section:

“‘Closing Amount’ – as defined in Section 2.3.”

“‘Closing Intercompany Debt’ – the outstanding balance of all Intercompany Debt, as shown on the Closing Balance Sheet.”

“‘Final Amount’ – as defined in Section 2.6(b).”

“‘Final Intercompany Debt’ – as defined in Section 2.6(b).”

“‘Proposed Final Amount’ – as defined in Section 2.6(a).”

“‘Proposed Final Intercompany Debt’ – as defined in Section 2.6(a).”

“‘Sempra Sellers’ – Sempra Global, SETI and Sempra Commodities, Inc., a Delaware corporation.”

“‘Tax Assets’ – as of the Closing Date, the tax losses of each SET Company, net of any valuation allowances applied to such tax losses, that may be used to offset future taxable income.”

4.

Replacement of “Sempra Partners” with “Sempra Sellers” in Certain Sections.  The words “Sempra Partners” are hereby deleted, and the words “Sempra Sellers” are hereby inserted in their place, in each place that such words appear in Sections 3.4(a) and 9.7(f) of the Formation Agreement.

5.

Amendment of Sections 2.1(b) and (c). Section 2.1(b) of the Formation Agreement is hereby amended by deleting “$1,300,000,000” and inserting “$1,600,000,000” in its place.  Section 2.1(c) of the Formation Agreement is hereby amended by deleting “$1,355,000,000” and inserting “$1,665,000,000” in its place.

6.

Amendment of Section 2.2(a).  Section 2.2(a) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“(a)

all of the SET Companies, which transfer of the SET Companies shall be consummated by the transfer of one-hundred percent (100%) of the Equity Interests specified on Schedule 2.2(a) (the “Transferred Company Interests”) in each of the entities identified on Schedule 2.2(a) hereto (the “Transferred Companies”), free and clear of any and all Encumbrances except as set forth on Schedule 2.2(a); and”

7.

Amendment of Section 2.2(b).  Section 2.2(b) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“(b)

subject to Section 10.3(d), copies of all books and records (to the extent relating primarily to the SET Business or the SET Companies and excluding books and records relating to Taxes that do not relate exclusively to the SET Business) not held by the SET Companies, which Sempra Energy shall deliver (or cause its affiliates to deliver) to the Partnership no later than ten (10) Business Days following the Closing Date; provided that Sempra Energy and its affiliates shall retain any such books or records (as bailees for the Partnership) to the extent necessary or desirable for the provision of Services (as defined in the Transition Services Agreement) and shall deliver any such retained books and records to the Partnership within fifteen (15) Business Days following the termination of the Transition Period (as defined in the Transition Services Agreement) with respect to the relevant Services.  If Sempra Energy or any of its affiliates retain original evidence of the Equity Interests of any SET Company pursuant to the proviso to the immediately preceding sentence, Sempra Energy shall (or shall cause its affiliate to), promptly upon written demand by the Partnership, deliver any such original evidence to the Partnership.

8.

Amendment of Section 2.3.  Section 2.3 of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“Section 2.3.  Payment for Equity Interest Purchase by the Partnership and Intercompany Debt Repayment.  In exchange for the Transferred Company Interests, at the Closing, RBS and Sempra Energy shall cause the Partnership to pay by wire transfer or other immediately available funds from the amounts contributed pursuant to Section 2.1(b) and (c) and (as necessary) additional funds borrowed by the Partnership from RBS: (a) to the Sempra Sellers an amount equal to the aggregate of the Closing Book Value with respect to the SET Companies; and (b) the amount of the Closing Intercompany Debt to the respective obligees thereof (each such obligee, a “Sempra Lender”) (such payments under clauses (a) and (b), collectively, the “Closing Amount”).  With respect to the payments required by this Section, Sempra Energy shall notify the Partnership and RBS in writing of the portions of the Closing Amount to be paid to each of the Sempra Sellers, and each other Sempra Lender (in respect of the Intercompany Debt), at least two (2) Business Days prior to the Closing Date.  Upon the payment of the Closing Amount, Sempra Energy shall (and shall cause each Sempra Lender to) cancel and discharge (including the release of all Encumbrances relating to) all outstanding Intercompany Debt and waive any claims against the Partnership, RBS or any of the SET Companies in respect of such Intercompany Debt; provided that such discharge and waiver shall not prejudice the rights of the Sempra Lenders to receive additional payments, if any, pursuant to Section 2.6(e) hereunder.  In the event that there is Intercompany Debt outstanding that cannot be cancelled and discharged without additional cost or adverse consequence (including adverse tax or accounting effects), such Intercompany Debt shall be assigned to, and any obligations of Sempra Energy or any Sempra Lender thereunder shall be assumed by the Partnership or, if there would be any withholding tax imposed on the interest received by the Partnership, then by RBS (but only if the payments to RBS would not incur withholding tax or would incur withholding tax at a lower rate than the Partnership), and RBS shall pay (in the case of an assignment to and assumption by RBS of such debt) or cause the Partnership to pay to the applicable Sempra Lenders an amount in respect of such assignment equal to the outstanding Intercompany Debt so assigned.”

9.

Amendment of Section 2.5(b)(iii).  Section 2.5(b)(iii) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read “[Intentionally omitted.]”

10.

Addition of Section 2.5(e).  The following new Section 2.5(e) is hereby inserted in the Formation Agreement immediately following Section 2.5(d) of the Formation Agreement:

“(e)

Each Sempra Seller shall deliver to RBS and the Partnership a certificate in form and substance reasonably satisfactory to RBS, duly executed and acknowledged, certifying any facts that would exempt the transfer by such Sempra Seller of Transferred Company Interests from withholding under Section 1445 of the Code.  If a Sempra Seller does not provide an appropriate FIRPTA certificate pursuant to this Section 2.5(e), the Partnership shall be entitled to withhold all required amounts pursuant to Section 1445 of the Code with respect to the payments made to such Sempra Seller and the payment made to such Sempra Seller shall be reduced by such withheld amount. Any amount withheld in accordance with this Section 2.5(e) shall be treated for purposes of this Agreement as a payment made to the Sempra Seller on whose behalf such amounts were withheld.  The “tax matters partner” (as such term is used in Clause 11.1 of the LLP Agreement) shall have the right, in its sole discretion, exercised in good faith, to determine the proper amount, if any, to be withheld pursuant to this Section 2.5(e); provided that, for purposes of calculating the amount to be withheld, if the value of the United States real property with respect to which the withholding is made appears on the Closing Balance Sheet, the “tax matters partner” shall deem the “amount realized” (for purposes of Section 1445 of the Code and the regulations promulgated thereunder) in relation to such United States real property to be the value set out on the Closing Balance Sheet.”

11.

Amendment of Section 2.6(a).  The second sentence of Section 2.6(a) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“The Proposed Final Balance Sheet shall reflect, with respect to the SET Companies as of 12:01 a.m. Eastern Standard Time on the Closing Date, (i) the total assets, liabilities (including the outstanding balance of the Intercompany Debt (the “Proposed Final Intercompany Debt”)) and consolidated and combined stockholders equity together with (A) the Agreed Adjustments and (B) the Accrued Compensation (the consolidated and combined stockholders equity as so adjusted on the Proposed Final Balance Sheet, the “Proposed Final Book Value” and, together with the Proposed Final Intercompany Debt, the “Proposed Final Amount”) and shall be prepared in accordance with GAAP on a basis consistent with the Closing Balance Sheet (including the Agreed Adjustments, the Accrued Compensation and the Intercompany Debt described above).”

12.

Amendment of Section 2.6(b).  Section 2.6(b) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“(b)

Sempra Energy will have twenty (20) Business Days following delivery of the Proposed Final Balance Sheet during which to notify the Partnership and RBS in writing (the “Sempra Energy Notice of Objection”) of any objections to the preparation of the Proposed Final Balance Sheet or the calculation of the Proposed Final Amount, setting forth in reasonable detail the basis of its objections and, if practical, the U.S. dollar amount of each objection.  In reviewing the Proposed Final Balance Sheet, Sempra Energy shall be entitled to reasonable access to all relevant books, records and personnel of the SET Companies and its Representatives to the extent Sempra Energy reasonably requests such information and reasonable access to complete its review of the Proposed Final Balance Sheet.  If Sempra Energy fails to deliver a Sempra Energy Notice of Objection in accordance with this Section 2.6(b), the Proposed Final Balance Sheet, together with RBS’ calculation of the Proposed Final Book Value and the Proposed Final Intercompany Debt reflected thereon, shall be conclusive and binding on the Parties and they shall become the “Final Balance Sheet”, the “Final Book Value” and the “Final Intercompany Debt” (and the Final Book Value and Final Intercompany Debt, collectively, the “Final Amount”).  If Sempra Energy submits a Sempra Energy Notice of Objection, then (i) for twenty (20) Business Days after the date RBS receives the Sempra Energy Notice of Objection, RBS and Sempra Energy will use their commercially reasonable efforts to agree on the calculation of the Final Amount and (ii) failing such agreement within twenty (20) Business Days of such notice, the matter will be resolved in accordance with Section 2.6(c).”

13.

Amendment of Sections 2.6(c) and (d). Sections 2.6(c) and (d) of the Formation Agreement shall each be amended in the following manner:

a.

Each incidence of the term “Closing Book Value” in such Sections shall be replaced with the term “Closing Amount”;

b.

Each incidence of the term “Proposed Final Book Value” in such Sections shall be replaced with the term “Proposed Final Amount”; and

c.

Each incidence of the term “Final Book Value” in such Sections shall be replaced with the term “Final Amount”.

14.

Amendment of Section 2.6(e).  Section 2.6(e) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“If the Final Amount exceeds the Closing Amount, RBS and Sempra Energy shall cause the Partnership to pay (within two Business Days and using funds received as capital contributions under Section 2.1 or borrowed under a credit facility provided by RBS) an amount equal to such excess by wire transfer in immediately available funds to the Sempra Sellers (for the benefit of the Sempra Sellers and the Sempra Lenders) to one or more accounts specified by the Sempra Sellers (on behalf of themselves and the Sempra Lenders).  If the Final Amount is less than the Closing Amount, the Sempra Sellers shall pay, within two Business Days of the receipt of such Final Balance Sheet, an amount equal to such deficit to the Partnership by wire transfer in immediately available funds to an account specified by the Partnership.  Any payment made under this Section 2.6(e) to a Sempra Seller shall be made by way of an adjustment to consideration paid by each party under Section 2.3, and such consideration shall be deemed to have been reduced or increased, as the case may be, by the amount of such payment.  Any payment made under this Section 2.6(e) to the Partnership shall be made by way of an adjustment to consideration paid by the Partnership under Section 2.3, and such consideration shall be deemed to have been reduced or increased, as the case may be, by the amount of such payment.  If the value of any United States real property on the Final Balance Sheet is higher than the value of such United States real property on the Closing Balance Sheet, and any amount was withheld pursuant to Section 1445 of the Code and Section 2.5(e) in relation to such United States real property, then the Partnership shall be entitled to withhold all required amounts pursuant to Section 1445 of the Code with respect to payments made to the Sempra Seller to which such asset pertains and payment made to such Sempra Seller shall be reduced by such withheld amount.  Any amount withheld in accordance with the preceding sentence shall be treated for purposes of this Agreement as a payment made to the Sempra Seller on whose behalf such amounts were withheld.  The “tax matters partner” (as such term is used in Clause 11.1 of the LLP Agreement) shall have the right, in its sole discretion, exercised in good faith, to determine the proper amount, if any, to be withheld pursuant to second preceding sentence; provided that, for purposes of calculating the amount to be withheld, if the value of the United States real property with respect to which the withholding is made appears on the Final Balance Sheet, the “tax matters partner” shall deem the “amount realized” (for purposes of Section 1445 of the Code and the regulations promulgated thereunder) in relation to such United States real property to be the value set out on the Final Balance Sheet.”

15.

Amendment of Section 2.7.  The first sentence of Section 2.7 of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“Sempra Energy shall deliver to RBS on and as of the date hereof, and on or before the date that is two (2) Business Days prior to the Closing Date (as of the date of such subsequent delivery), a schedule (“Schedule 2.7”) setting forth the amount of the associated specific reserves for potential liabilities that have been established in accordance with GAAP and reflected on the Closing Balance Sheet for which Sempra has indemnification obligations under Section 9.2 (except under subsections (a) and (b) of such section), which Schedule 2.7 shall be updated by Sempra Energy to reflect the actual amount of such specific reserves as of the Closing Date within ten (10) Business Days following the Closing Date, which reserves, for the avoidance of doubt, shall be included on the Proposed Final Balance Sheet and the Final Balance Sheet.”

16.

Addition of Section 2.8.  The following new Section 2.8 is hereby inserted in the Formation Agreement immediately following Section 2.7 of the Formation Agreement:

“Section 2.8.  Payments in Respect of Tax Assets.  If the Tax Matters Partner determines that, as a result of an audit or claim made by a taxing authority, the aggregate value of the Tax Assets (together with the amount of any payments previously made pursuant to this Section) is less than the aggregate value of the Tax Assets as reflected on the Final Balance Sheet and the difference is not offset by a corresponding reduction in tax expense or increase in tax benefit, the Partnership shall provide notice to Sempra Energy of such deficit within thirty (30) days of the date of the Tax Matters Partner’s calculation thereof, and Sempra Energy shall pay such deficit amount to the Partnership within fifteen (15) Business Days after receipt of such notice.  Notwithstanding the foregoing, the Partnership shall be entitled to conduct its business and make business decisions irrespective of the impact such conduct or decisions have on the availability, retention or utilization of the Tax Assets.  To the extent not inconsistent with the previous sentence, the Partnership shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make use of the Tax Assets to the extent they are otherwise available.  For purposes of this Section 2.8, the terms “Financial Year” and “Tax Matters Partner” shall have the meanings provided in the LLP Agreement.”

17.

Amendment of Section 3.11(a).  The first sentence of Section 3.11(a) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“(a)

Schedule 3.11(a) contains a true and materially complete list of all of the employees of the SET Companies (whether full-time or part-time, actively at work or on leave) (“SET Company Employees”) as of the date hereof, and upon being updated following the Closing Date shall contain a true and materially complete list of all of the employees of the SET Companies (whether full-time or part-time, actively at work or on leave) as of the Closing Date (such update, if necessary, to be delivered within ten (10) Business Days following the Closing Date), specifying their position, status and date of hire, together with a notation next to the name of any employee on such list who is subject to any written employment, change of control or severance agreement (aside from the collective bargaining agreements described in Schedule 3.11(b)) (the “SET Employment Agreements”).”

18.

Amendment of Section 3.13(i).  Section 3.13(i) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“None of the assets to be sold, conveyed, assigned, transferred and delivered by SETI to the Partnership will be United States real property interests within the meaning of Section 897 of the Code, except that, if Henry Bath, Inc. is converted to an entity that is disregarded for tax purposes prior to the Closing Date, such entity’s leasehold interests in the Maryland and Louisiana warehouses, and the fixed assets associated with the use of these warehouses, will be United States real property interests.”

19.

Amendment of Section 3.13(k).  Section 3.13(k) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“Trading and Transportation Management Inc. and its Subsidiaries were entitled to claim credits under Sections 29 and 45K with respect to its synthetic fuel operations in Virginia through December 31, 2007.”

20.

Amendment of Section 3.18.  Section 3.18 of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“Section 3.18.  Material Financial Assurances.  Schedule 3.18 contains a complete list, as of the date of this Agreement, of all of the guarantees, letters of credit, comfort letters, “keep whole” agreements, bonds or other financial security arrangements or other credit support arrangements of any type or kind whatsoever, whether or not accrued, absolute, contingent or otherwise other than with respect to Trading Agreements (“Financial Assurances”) under which any SET Company or Sempra Energy is obligated or could reasonably be expected to be obligated for an amount in excess of $50,000,000, and the amount of each (including any amount drawn or used) as of May 31, 2007, in each case to the extent such Financial Assurances have been provided to or for the benefit of any creditor or counterparty of any SET Company under which Sempra Energy or any of its Subsidiaries (other than the SET Companies) are responsible or otherwise obligated; provided, that such schedule shall be updated on or before the date that is two (2) Business Days prior to the Closing Date, as of such date, and may otherwise be updated at any time before or after the Closing Date with effect from the date of such revision.”

21.

Amendment of Section 4.7(d).  Section 4.7(d) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“(d)

Upon execution of the LLP Agreement, subject to any conditions to the execution thereof in this Agreement or any Related Agreement, the Sempra Partners (or such other Subsidiaries as Sempra Energy shall have designated to become members of the Partnership) will be admitted as members of the Partnership and will not have any claims or Encumbrances upon their capital account balances or other entitlements under the LLP Agreement except as reflected in the LLP Agreement.”

22.

Amendment of Section 7.13(a).  Section 7.13(a) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“From and after the date hereof until completed, Sempra Energy shall, and shall cause its Subsidiaries to, terminate (without any default, charge, cost or penalty of any kind to RBS or its Subsidiaries or the SET Companies), with effect as of the Closing Date, (i) all of the Affiliate Agreements relating to the Transition Services (as such term is defined in the Transition Services Agreement) and (ii) the Tax Payment Allocation Agreement, dated as of August 6, 1997, among Enova Corporation, Pacific Enterprises, Sempra Global (f/k/a Wine Acquisition Inc.), and Sempra Energy Trading LLC (f/k/a AIG Trading Corporation).  Sempra Energy shall, and shall cause each of its Subsidiaries (other than the SET Companies and Sempra Utilities), to perform its obligations under any Affiliate Agreement that is not terminated pursuant to this Section (other than (x) any Affiliate Agreement set forth on Schedule 7.13(a), which schedule, for the avoidance of doubt, may be updated at any time from the date hereof up to the Closing Date and (y) any Affiliate Agreement that is, after the Closing Date, identified to, and ratified by, the board of directors of the Partnership) in compliance with the LLP Agreement, including Clause 13.3 of the LLP Agreement (notwithstanding any conflicting provision, or prior policy or conduct, under such Affiliate Agreement).”

23.

Amendment of Section 9.2(o).  Section 9.2(o) of the Formation Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“if, as a result of a “determination” under Section 1313(a) of the Code or other Legal Requirement which effects a change in the allocations of Partnership Net Income and Partnership Net Loss of the Partnership solely as between Sempra Commodities, Inc. and Sempra Energy Holdings VII B.V., RBS or the Partnership incurs a Tax, Sempra Energy or the relevant Sempra Affiliates that are members of the Partnership, as appropriate, will pay to RBS or the Partnership, as the case may be, an amount equal to such Tax. RBS shall provide notice to the Sempra Members (as such term is defined in the LLP Agreement) of a claim under this provision within 30 days of receiving written information from a Governmental Body that such a claim is being asserted pursuant to the provisions of Section 9.7 of this Agreement and the provisions of Section 9.7 shall govern the administration of such claim; provided, however, that neither Sempra Energy nor any Sempra Member (as such term is defined in the LLP Agreement) shall be obligated to make a payment under this Section 9.2(o) to the extent the Tax incurred by RBS or the Partnership is related to or caused by Section 482 of the Code, or other transfer pricing or similar provisions of similar laws.”

24.

Amendment of Section 10.3(f)(i).  The words “Sempra Global” in the last sentence of Section 10.3(f)(i) of the Formation Agreement are hereby deleted, and the words “Sempra Commodities, Inc.” are inserted in their place.

25.

Addition of Section 10.19.  The following new Section 10.19 is hereby inserted in the Formation Agreement immediately following Section 10.18 of the Formation Agreement:

“Section 10.19.  Obligations of Sempra Commodities, Inc.  Sempra Energy shall cause Sempra Commodities, Inc. to perform each of the obligations of Sempra Commodities, Inc. hereunder.”

26.

Substitution of Exhibit A to Formation Agreement.  Exhibit A to the Formation Agreement is hereby deleted in its entirety and replaced by Annex A hereto.

27.

Substitution of Exhibit C to Formation Agreement.  Exhibit C to the Formation Agreement is hereby deleted in its entirety and replaced by Annex B hereto.

28.

Substitution of Exhibit D to Formation Agreement.  Exhibit D to the Formation Agreement is hereby deleted in its entirety and replaced by Annex C hereto.

29.

Miscellaneous.

a.

Except as expressly modified hereby, the Formation Agreement remains in full force and effect.  Upon the execution and delivery hereof, the Formation Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Formation Agreement, and this First Amendment and the Formation Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Formation Agreement.

b.

This First Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this First Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this First Amendment and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this First Amendment as to the Parties and may be used in lieu of the original First Amendment for all purposes.  Signatures of the Parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes

c.

This First Amendment shall be governed and construed in accordance with the internal Laws of the State of New York.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the day and year first above written.

SEMPRA ENERGY

By:

______________________________
Name:

Title:

SEMPRA GLOBAL

By:

______________________________
Name:

Title:

SEMPRA ENERGY TRADING INTERNATIONAL, B.V.

By:

______________________________
Name:

Title:

By:

______________________________
Name:

Title:

THE ROYAL BANK OF SCOTLAND PLC

By:

______________________________
Name:

Title:

Annex A to First Amendment

Exhibit A — Form of LLP Agreement

Form Attached.

Annex B to First Amendment

Exhibit C — Form of RBS Indemnity of Sempra Parties for Guarantees of SET Business

Form Attached.

Annex C to First Amendment

Exhibit D — Form of Commodities Trading Activities Master Agreement

Form Attached.